October 19, 2005

FOR IMMEDIATE RELEASE

OUTBACK STEAKHOUSE, INC. APPOINTS SENIOR VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

Outback Steakhouse, Inc. (NYSE: OSI) announced today the appointment of Dirk A. Montgomery as Senior Vice President and Chief Financial Officer.

Mr. Montgomery has over 15 years’ experience in the food and retail industries. Prior to joining OSI, Mr. Montgomery served as Retail Senior Financial Officer for ConAgra Foods where he had financial responsibility for a $9 billion portfolio of food brands.

In announcing the appointment, Bill Allen, OSI’s Chief Executive Officer, said, “We are extremely pleased to announce that Dirk is joining our team. Dirk has an outstanding record of success in consumer packaged goods, both with ConAgra and previously with Sara Lee. Dirk also has strong retail experience, having served as CFO for Express, then a 1,000-unit, $2.2 billion brand of Limited Brands. We are confident Dirk will have an immediate impact at OSI.”

In connection with hiring Mr. Montgomery, he will receive an inducement grant of 100,000 shares of OSI restricted common stock. Subject to Mr. Montgomery’s continued employment by OSI as Senior Vice President and Chief Financial Officer, these shares of restricted common stock will vest 50,000 shares on his 5th anniversary of employment (an additional 10,000 shares will vest on his 5th anniversary if the Company’s market capitalization at that time equals or exceeds $6 billion) and the balance of the unvested shares will vest on his 7th anniversary of employment. In the event the Company terminates Mr. Montgomery’s employment without cause subsequent to his 3rd anniversary of employment and prior to his 5th anniversary of employment, 50,000 shares of the inducement grant will vest upon such termination of employment. This grant of restricted stock was approved by the Compensation Committee of OSI’s Board of Directors.

Contact: Joseph Kadow
813-282-1225